Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO OLAPLEX HOLDINGS, INC. IF PUBLICLY DISCLOSED.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (“Agreement”) is entered into as of January 1, 2020 (the “Effective Date”) by and between Olaplex (“Olaplex”), with an address at 1187 Coast Village Rd, Suite 1-520, Santa Barbara, CA 93108, and Cosway Company Inc. (“Cosway”), with an address at 20633 South Fordyce Avenue, Carson, California 90810 (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Olaplex is in the business of marketing and distributing various personal care products, including without limitation cosmetics, haircare and skincare products;

WHEREAS, Cosway is in the business of manufacturing personal care products;

WHEREAS, Olaplex wishes to engage Cosway to manufacture certain products, as defined below, for Olaplex; and

WHEREAS, Cosway desires to provide manufacturing services for Olaplex.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms will have the following definitions:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, summons, subpoena, or investigation of any nature, civil, criminal administrative, regulatory or other, whether at law, in equity or otherwise.

“Services” means the services provided by Cosway to Olaplex relating to production, supply, shipment, rework, or repair of Products.

“Olaplex Intellectual Property” means all intellectual property rights developed, owned by or licensed by Olaplex, including without limitation, formulas for Products, patents, trademarks (whether registered or not), copyrights (whether registered or not), trade dress, trade secrets, product packaging, proprietary techniques, know-how and technical information, designs, and improvements.

“Confidential Information” has the meaning set forth in Section 21.1.

“Cosway’s Intellectual Property” means all intellectual property rights developed, owned by or licensed by Cosway, including without limitation, formulas for Products, patents, trademarks (whether registered or not), copyrights (whether registered or not), trade dress, trade secrets, formulas, product packaging, proprietary techniques know-how and technical information, designs, and improvements.

“Purchase Order” is an order in writing for Products placed by Olaplex with Cosway.

“Products” is the products listed on Exhibit A attached hereto, which are manufactured by Cosway and purchased by Olaplex hereunder.

2.

Purchase Orders. This Agreement does not constitute a Purchase Order. Purchases under this Agreement shall be made with Purchase Orders issued by Olaplex. The Parties agree that Olaplex may submit Purchase Orders to Cosway via any form of electronic communication, including via SAP, similar software, or electronic submission. Nothing in this Agreement obligates Olaplex to issue Purchase Orders to Cosway. A commercial tolerance of +/- 10% quantity will apply, provided that for orders of 250,000 quantity or greater, the tolerance shall be +/- 5% quantity.

3.

Shipment. All Products shall be purchased from Cosway on FOB terms. Cosway will ship the Products with accurate shipping documents and package the Products in accordance with Olaplex’s packaging specifications consistent with good commercial practices. Cosway shall provide Olaplex, via email, copies of all receiving documents within 24 hours of receiving the parts in Cosway’s system and include the date on which Cosway received the inventory into Cosway’s system. Cosway shall notify Olaplex in the event there is any problem that may affect the manufacturing or production process of the Products, cause any alteration to the specifications or quality of the Products, or cause a delay in their delivery

4.

Exclusion of Additional or Inconsistent Terms. Cosway agrees that any terms or conditions set forth on any documents or forms by Cosway that are inconsistent with, or not included in, this Agreement or Olaplex’s then Purchase Order terms and conditions shall be of no force or effect unless signed by an executive officer of Olaplex.

5.

Change in Manufacturing Location. In the event of a disaster recovery, Cosway may manufacture Products at a new manufacturing location, subject at all times to audit and inspection by Olaplex consistent with Sections 22.2 and 22.4. Other than in relation to a disaster recovery, Cosway will not change manufacturing location without prior written approval from Olaplex.

6.

Subcontractors. Cosway may not use any subcontractor unless directed and expressly approved in writing in advance by Olaplex (“Approved Subcontractor”). Cosway shall obtain the same inspection and audit rights set forth in Sections 22.2 and 22.4 for Olaplex from any Approved Subcontractor.

7.

Forecast; Reporting. Olaplex may provide Cosway with a forecast of its expected need for Products. Unless stated to the contrary, the forecasts are for informational purposes only and are subject to change at any time in Olaplex’s sole discretion.

Cosway shall provide Olaplex the following reports:

(a)	an open order report, weekly and on the first business day after month end (assuming no production over a weekend if the first day of the month is over the weekend);

(b)	a report of stock on hand report, on the first business day after month end (assuming no production over a weekend if the first day of the month is over the weekend);

(c)	a shortage report, upon request;

(d)

an aged inventory report, including part numbers and quantity and date included as inventory for items over 90 days old, quarterly on the first after quarter end (as close to April 1, July 1, October 1, and January 1 as possible assuming no production over a weekend if the first day of the month is over the weekend).

8.	Purchase Order (PO) Acceptance/Cancellations:

Purchase Orders received into Cosway will be reviewed for accuracy. An acceptance communication will be sent to customer within 48 hours of receiving the Purchase Order. Purchase Order cancellations at any time may result in financial liabilities caused by Cosway’s commitments to our suppliers (e.g. raw material, component, specific equipment, labor). Cosway will work to mitigate all liabilities. All liabilities that cannot be mitigated/eliminated will be communicated to Olaplex for resolution.

9.

Components, Raw Materials, Suppliers. Cosway may not replace or modify components or raw materials used to manufacture the Products without the prior express written consent of Olaplex as determined by Olaplex in its sole discretion. Cosway shall avoid a material amount of excess inventory by limiting inventory of components and raw materials for the Products consistent with any forecast provided by Olaplex, or as agreed upon with Olaplex, and in any event shall not exceed a six to nine month amount of inventory for the Products unless otherwise agreed upon by Olaplex. Cosway must advise Olaplex, and obtain written pre-approval from Olaplex, of any supplier of component and raw materials for the Products.

10.

Cost Control. The Parties agree to use commercially reasonable efforts to reduce the cost or supply of the Products consistent with Olaplex’s specifications and incorporate, to the extent possible, cost improvement techniques developed or suggested by Olaplex. The listing of Product prices is set forth on Exhibit A attached hereto. In the event Cosway experiences a demonstrated increase in its out of pocket cost of raw materials, then Cosway shall be entitled to discuss with Olaplex and in a spirit of good faith negotiate a mutually agreed upon price adjustment. If Olaplex’s order volume increases materially, thereby driving efficiencies for Cosway, then Olaplex shall be entitled to discuss with Cosway and in a spirit of good faith negotiate a mutually agreed upon price reduction. Other than as provided in this Section 10, prices will not be adjusted during the Initial Term. After the Initial Term, any proposed changes in pricing will be discussed and subject to mutual agreement of Seller and Purchaser.

11.

Inspection and Refusal. The Products will be subject to the inspection and approval of Olaplex within fifteen (15) days from the date of delivery; provided, however that if the Products are defective or do not comply with this Agreement, the Purchase Order or applicable legal requirements (“Defective Products”) and such discovery is made after the fifteen day time period, Olaplex may, at its option, return the Defective Products to Cosway (or, subject to Cosway’s approval, dispose of such Products) for refund of the purchase price plus reasonable costs of such return or nonconformity. Acceptance of all or a portion of the Products shall not be deemed a waiver of Olaplex’s right to return or destroy the Defective Products. Cosway agrees to pay Olaplex for reasonable costs incurred in returning or destroying the Defective Products.

12.

Olaplex Owned and Supplied Material; Storage. Cosway shall be responsible for the proper storage of any and all raw materials, packaging, packing, and related items (collectively, the “Component Packaging”) supplied by Olaplex (or on its behalf) to Cosway in connection with the manufacture of the Products and consistent with all applicable quality standards set forth in Exhibit B attached hereto. If applicable, Cosway shall store the Component Packaging and Products at Cosway’s factory and warehouses in suitable conditions consistent with industry standards and product requirements.

Cosway shall stamp lot numbers legibly on all individual bottles, unit cartons and cases, and all shipments must be palletized, on heat treated 4 way pallets. Pallets must not be triple stacked. Pallets must be stored inside at an ambient temperature between 40 and 85 degrees Fahrenheit. Shipping cases shall be marked with: (i) UPC code; (ii) item number; (iii) product description; (iv) piece count; and (v) lot/batch code.

To enable Olaplex to mitigate proactively against the likelihood of diverted products, Cosway shall scan all Products containing unique QR codes as follows: (i) Cosway will scan each unit of Product on the production line, (ii) Cosway will scan each master carton and each pallet during pack out, and (iii) Cosway will scan all outbound pallets. If Cosway experiences any issues with their scanning equipment, it will contact Olaplex immediately to remediate. Failure to adhere to the foregoing scanning requirements shall be grounds for chargebacks to Cosway.

Cosway agrees to conduct a physical inventory of all Component Packaging and Products at least once per year, as close to December 31st of each year as possible. Olaplex may arrange to have an external auditor present to observe the count. The parties will agree on scheduling for the count 90 days in advance. In the event of any material discrepancy between the inventory delivered by Cosway to Olaplex and the inventory recorded by Olaplex as having been sent to Cosway, both parties will work together to analyze and adjust the discrepancy accordingly.

13.	Packaging.

13.1

Secure Packaging. Cosway shall use commercially reasonable efforts to ensure that Products are packaged securely in a manner as to avoid the risk of damage, contamination or other adverse exposure during the delivery of the Products to the location specified by Olaplex.

13.2

Minimum Impact. Cosway shall ensure that the minimum quantity of packaging is used to fulfill its obligations under this Agreement and that so far as possible such packaging is re-usable and/or recyclable with the minimum amount of impact on the environment consistent with Olaplex’s specifications.

14.

Term/Exclusivity. This Agreement is valid for three (3) years from the effective date of this Agreement (the “Initial Term”) and shall thereafter automatically renew for successive two (2) year periods (each a “Renewal Term”) unless terminated in writing by either party during a Renewal Term upon no less than one hundred eighty (180) days’ written notice. The Initial Term and all Renewal Terms are herein referred to collectively as the “Term”). During the Term of this Agreement, Olaplex shall purchase the finished Products exclusively from Cosway and not from any other vendor.

15.	Termination.

15.1

Default. Either Party has the right to terminate this Agreement or a Purchase Order immediately upon written notice if the other Party is in material default of any obligation hereunder, which default is incapable of cure or, if curable, has not been cured within thirty (30) days after receipt of written notice of such default (or such additional cure period as the non-defaulting Party may authorize).

15.2

Bankruptcy. Either Party has the right to terminate this Agreement immediately upon written notice if the other Party becomes insolvent or bankrupt, takes any action for the purpose of entering into winding-up, dissolution, bankruptcy, or reorganization under similar proceedings analogous in purpose or effect thereto, or any such action has been instituted against a Party.

15.3

By Olaplex. In addition to Sections 15.1 and 15.2 above, Olaplex may terminate this Agreement (a) immediately upon written notice if Cosway breaches its confidentiality obligations hereunder, or (b) for any reason by giving Cosway not less than one hundred and eighty days (180) days advance written notice.

15.4

By Cosway. In addition to Sections 15.l and 15.2 above, Cosway may terminate this Agreement (a) immediately upon written notice if Olaplex breaches its confidentiality obligations hereunder or (b) for any reason by giving Olaplex not less than one hundred and eighty days (180) days advance written notice.

16.

Effect of Termination or Expiration. The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accrued prior to the effective date of such termination or expiration. No termination or expiration of this Agreement, however effected, shall release the Parties hereto from their rights and obligations under any section which, by the nature of its terms, should survive termination or expiration. Within seven (7) days of expiration or termination, Cosway will return or destroy all of Olaplex’s Confidential Information, including all copies, extracts and portions thereof, at Olaplex’s election and expense. To ensure continuity of supply to Olaplex, upon written notice of termination, all formulas that have been developed exclusively for Olaplex hereunder, and the related manufacturing know-how, will be promptly turned over to Olaplex.

17.	Payment Terms.

17.1	Payments. Payment terms are Net 30 or as otherwise set forth set forth on the Purchase Order.

17.2

Deductions. Any sums payable to Cosway are subject to all claims and defenses of Olaplex, whether arising from a Purchase Order or any other transaction with Cosway, and Olaplex may set off and deduct against any such sums all outstanding indebtedness of Cosway to Olaplex. Olaplex will provide a copy of the deduction voucher(s) for debits taken by Olaplex against Cosway’s account as a result of any returns or adjustments. Cosway accepts and agrees to each such deduction unless Cosway, within ninety (90) days of receipt of the deduction voucher, notifies Olaplex via email to payables@Olaplex.com as to why a deduction should not be made and provides documentation of the reason(s) given.

17.3	Interest or Late Charges. Olaplex will not be liable to Cosway for any interest or late charges.

18.

Supplemental or Alternative Cosway. In the event that a purchase order is delayed by more than ten (10) business days from the agreed upon purchase order date, through no fault of Olaplex or its designated component suppliers or circumstances related to a shortage in raw materials used in Olaplex products, then Olaplex has the right to apply a ten percent (10%) discount on the delayed purchase order.

19.

Design of Products; Prototype. Products manufactured by Cosway for Olaplex under this Agreement shall be of Olaplex’s approved design, specification and manufacture. The review or approval by Olaplex of any designs, engineering drawings, quality control procedures, or any other aspect of the design and manufacture of Products hereunder shall not relieve Cosway of the responsibility for producing Products which (i) comply with all current local, state and federal governmental specifications and standards existing at the time of the sale of such Products to Olaplex; and (ii) to the extent the formulas for the Products are developed by Cosway, are non-infringing on the rights of any third parties. Further, Cosway is responsible for producing Products which are of good workmanship and performance and of merchantable quality and fit for the purpose intended. In addition, prior to manufacturing a Product in production quantities, Cosway will first provide a prototype (“Prototype”) to Olaplex which shall be accompanied by its specific qualitative and quantitative formulation information (if developed by Cosway) and a lab reference number. Cosway will not commence, nor will it permit, the manufacturing of any Product in production quantities until the applicable Prototype is approved in writing by Olaplex, and no changes may be made without written approval from Olaplex.

Once Product formulas have been approved by Olaplex, Cosway will provide all regulatory documents necessary for approvals, consent, permits, licenses, registrations, qualification, or other authorization needed for commercial marketing and sale of such Products internationally

Incoming quality inspection: Cosway will inspect all incoming components and raw materials used in Olaplex products against the Olaplex approved standard, and per the AQL standards as set forth in Exhibit D.

Finished goods quality inspection: Cosway will conduct physical testing on in process bulk, as well as finished product, for such key attributes as color, odor, appearance, microbial count, and viscosity. Finished goods quality will be inspected against the Olaplex approved standard, and per the AQL standards as set forth in Exhibit D. Any discrepancies must immediately be raised to Olaplex’s attention in writing.

Retention of Samples: Cosway shall retain, for no less than three (3) years, finished goods samples from the beginning, middle, and end of each production run.

20.	Hazardous Conditions.

20.1

Potential Safety Issue. In the event that either Party learns of any issue relating to a potential safety hazard or unsafe condition in any of the Products produced hereunder, it will immediately advise the other Party as expeditiously as possible. The Parties shall cooperate in communication with the public and governmental agencies and in correcting any such condition that is found to exist.

20.2

Notice. Each Party shall promptly give notice to the other Party of any action by, or notification or other information which it receives (directly or indirectly), including without limitation from any Governmental Authority (together with copies of correspondence related thereto), which (i) raises any concerns regarding the safety, efficacy or quality of the Products, (ii) indicates or suggests a potential material liability for either Party to third parties arising in connection with the Product, or (iii) indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action with respect to the Product.

20.3

Public Statements. Cosway shall not make any statements to the public or to any Governmental Authority, concerning issues relating to the safety or efficacy of the Product without first seeking Olaplex’s prior written input and prior written final approval.

20.4

Responsibility for Safety Hazard. Cosway shall be responsible for expenses associated with a safety hazard or unsafe condition, caused by or associated with Products produced by Cosway, including reasonable attorney’s fees, court costs, and other expenses, subject only to any other arrangement negotiated by the Parties in light of the particular facts and circumstances then existing, or unless such hazard or condition is the result of written directions, demands, specifications, information or materials supplied or furnished by Olaplex, in which case, and notwithstanding anything herein to the contrary, Olaplex shall be responsible thereafter.

21.	Representations and Warranties.

21.1	Cosway. Cosway represents, warrants, and covenants to Olaplex as follows:

(a)

From the time of delivery through the end of the shelf life or until the expiration date specified by Cosway (whichever is longer), and if no shelf life or expiration date is specified, then from the time of delivery through the end of the twenty-four (24) month period thereafter if unopened, or twelve (12) month period if opened, the Products will be free from defects in workmanship and material and design, and will be merchantable, fit, and sufficient for the intended use and particular purpose;

(b)

The Products and their packaging, to the extent developed by Cosway, will comply with all applicable laws, regulations, and ordinances of the country or countries which form a part of the territory in which the Products will be sold by Olaplex or on its behalf as well as Olaplex’s specifications;

(c)

The Products (to the extent formulated by Cosway), the raw materials for the Products, packaging, and any materials provided by Cosway in connection with the Products, and their manufacture and use, do not and will not violate or infringe upon the rights of third parties, including contractual, trade secret, proprietary information, trademark, copyright, and patent rights. Cosway further represents and warrants that the Products (to the extent formulated by Cosway), the raw materials used in connection therewith, and any materials provided by Cosway in connection with the Products, and their manufacture and use, shall be, at the time of delivery, free of all security interests, liens, or other encumbrances;

(d)

All Products, including the raw materials used in connection therewith, manufactured and /or sold by Cosway pursuant to this Agreement (whether manufactured by Cosway or by an Approved Subcontractor) (i) contain no materials known by the State of California to produce cancer or reproductive toxicity pursuant to Proposition 65; (ii) do not contain ingredients listed on Olaplex’s Restricted Substances List attached hereto as Exhibit C and as updated and provided to Cosway from time to time by Olaplex, or any ingredients that have trace elements of the ingredients listed on Exhibit C hereto; (iii) contain only ingredients that are not expected to produce any appreciable adverse effects; (iv) contain only materials that are known by applicable published standards of the U.S. government for safety and contact with humans; (v) do not contain any of the materials listed as carcinogenic by IARC, NTP, OSHA, or ACGIH; (vi) do not contain fragrance contaminants or, if they are in the Product, are below the level that would impact safety; (vii) are and will not be tested on animals; and (viii) are safe for use in personal care products.

(e)

The Products made by Cosway are hereby guaranteed, as of the date of such shipment, not adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetic Act (the “Act”) and not a product, which may not, under the provisions of sections 404, 505 or 512 of the Act be introduced into interstate commerce;

(f)

All Product and ingredient information (including but not limited to marketing information, ingredient lists, and any claims actually made by Cosway to Olaplex regarding a Product or its ingredients) supplied specifically by Cosway to Olaplex are true, accurate and supportable by Cosway;

(g)	Cosway has full corporate authority to execute and deliver this Agreement and to carry out the transactions contemplated hereunder;

(h)	This Agreement is binding and enforceable upon Cosway in accordance with its terms;

(i)

With respect to any contract or agreement to which Cosway is a party or may be bound, the execution and delivery by Cosway of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation, conflict or default, or give to any other any interest or rights, including rights of termination, cancellation or acceleration;

(j)	Cosway undertakes that it shall be in regulatory compliance, and continue to remain in regulatory compliance, during the Term of this Agreement;

(k)

Cosway holds all necessary licenses and permits from local, state and other authorities required for the manufacture and testing of the Products produced hereunder, all such licenses and permits are in full force and effect, Cosway has no knowledge of any facts or circumstance that would reasonably be expected to constitute a violation of any such licenses or permits;

(l)

Cosway undertakes that it is in full compliance with the Olaplex product quality requirements as set forth in Exhibit B and the Standard Operating Procedures (“SOPs”) referenced in Exhibit D, and shall maintain its compliance for the duration of the Agreement. The SOPs listed on Exhibit D are kept on file and updated from time to time as needed by Cosway. In the event that Cosway determines to make any updates that could have an effect on Olaplex or the Products produced hereunder, Cosway will discuss such proposed changes with Olaplex in advance of the effective date of such changes.

(m)	Cosway acknowledges and agrees that all logos, trade names and other marks (“Product Marks”) associated with Products produced for Olaplex will be owned at all times solely by Olaplex.

21.2	Olaplex. Olaplex represents, warrants and covenants to Cosway as follows:

(n)	That Olaplex has the full authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby;

(o)	This Agreement is binding and enforceable upon Olaplex in accordance with its terms;

(p)

With respect to any contract or agreement to which Olaplex is a party or may be bound, the execution and delivery by Olaplex of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation, conflict or default, or give to any other any interest or rights, including rights of termination, cancellation or acceleration;

(q)

Any formulas and packaging developed or provided by Olaplex for manufacture will comply with all applicable laws, regulations, and ordinances of the country or countries into which such Products will be sold by Olaplex or on its behalf; and

(r)

Any formulas and packaging for Products developed or provided by Olaplex for manufacture do not and will not violate or infringe upon the rights of third parties, including contractual, trade secrets, proprietary information, trademark, copyright, and patent rights.

22.	Confidential Information.

22.1

Confidential Information. “Confidential Information” shall mean any and all information disclosed by one Party (the “Disclosing Party”) to the other party (the “Receiving Party”) that the Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure (whether or not identified in writing as confidential by the Disclosing Party), a reasonable person would understand as being confidential, including, without limitation, relating to: (i) the Disclosing Party’s business, such as financial data, business plans and strategies, business operations and systems, and trade secrets; (ii) any personal information of the Disclosing Party’s employees and customers; (iii) the Disclosing Party’s technology, such as systems, discoveries, inventions, improvements, research, development, know-how, designs, product specifications, software, codes, flow charts, schematics, blue prints, prototypes, devices, hardware, technical documentation, and manufacturing processes; and/or (iv) the qualitative and quantitative formulas developed by Olaplex or Cosway on Olaplex’s behalf.

22.2

Nondisclosure of Confidential Information. The Receiving Party shall neither (i) disclose, disseminate or publish Confidential Information received hereunder to any person or entity without the prior written consent of the Disclosing Party, except to employees of the Receiving Party who have a need to know, have been informed of the Receiving Party’s obligations hereunder, and have agreed not to use or disclose Confidential Information; nor (ii) use Confidential Information for any purpose other than with respect to the Products. The Receiving Party agrees to use reasonable care, but in no event less than the same degree of care that it uses to protect its own most highly confidential information, to prevent any unauthorized disclosures of Confidential Information. Without limitation of the foregoing, and not withstanding Section 22.3 below, Cosway acknowledges that the existence of this Agreement, and the terms and conditions stated herein, as well as all information pertaining to Olaplex’s products, brands, and services, including without limitation, existing or proposed products and brands, presented to or discussed with Cosway in any way or manner, shall be deemed Confidential Information.

22.3

Exceptions. The Receiving Party shall have no obligation under this Agreement to maintain in confidence any information which the Receiving Party can prove (i) is disclosed in a printed publication available to the public, (ii) is otherwise in the public domain at the time of disclosure or subsequently becomes part of the public domain through no fault of the Receiving Party or persons or entities to whom the Receiving Party has disclosed such information, (iii) is in the possession of the Receiving Party prior to the time of disclosure by the Disclosing Party and is not subject to any duty of confidentiality, (iv) is approved for release in writing by the Disclosing Party, or (v) the Receiving Party is compelled to disclose or deliver in response or deliver in response to a law, regulation, or governmental or court order (to the least extent necessary to comply with such order), provided that the Receiving Party notifies the Disclosing Party promptly after receiving such order to give the Disclosing Party time to context such order.

23.	Audits and Maintaining Records.

23.1

Records. Cosway agrees to maintain complete and accurate business records in connection with this Agreement and the Quality Agreement, including without limitation individual Purchase Orders issued pursuant to this Agreement and batch records and documentation of all costs relating to the Products, consistent with applicable industry standards.

23.2

Audit. Cosway shall allow Olaplex’s authorized representatives to enter into Cosway’s facilities to perform an audit of the premises and the manufacturing and packaging procedures. The audit will be performed during business days and hours upon not less than five (5) business days prior written notice by Olaplex, except in the case of exigent circumstances (e.g., relating to a regulatory or governmental issue in which case Olaplex shall endeavor to give as much advance written notice as possible, but is not bound by the five (5) day minimum notice requirement). Cosway shall provide Olaplex with a written response to any written audit observations provided by Cosway within thirty (30) days of Cosway’s receipt thereof, and shall use commercially reasonable efforts to implement any corrective actions or enhancements to the operations and processes for the manufacture of the Product reasonably requested by Olaplex as mutually agreed upon by the Parties. Cosway shall provide all necessary and reasonable assistance to Olaplex with respect to the audit.

23.3

Governmental Audit. Cosway shall make its manufacturing facilities available for inspection by representatives of the U.S. Food and Drug Administration (“FDA”) and other Governmental Authorities in compliance with applicable laws and shall advise Olaplex promptly, but in no event later than the next business day, if it receives a notice of such impending inspection, or if an authorized agent of any Governmental Authority visits the Cosway’s facility. To the extent such inspection or visit concerns a Product, Cosway shall permit, upon Olaplex’s request, a quality assurance representative of Olaplex to be on site and participate during the applicable portion of any such inspection or visit. Cosway shall provide Olaplex copies of any documents, records, and summaries of any other information provided to, requested by or received from the Governmental Authority to the extent such documents, records or information concerns a Product (information as to products not covered under this Agreement may be redacted), including copies of any FDA Form 483 observations (or comparable notices of other agencies), within one (1) business day of providing or receiving such information to the Governmental Authority. Cosway’s response with regard to any issues that may arise from such inspection shall be in accordance with the procedure set forth in Section 18 above.

23.4

Quality Control and Production Related Records. Cosway shall provide to Olaplex upon request, copies of all its quality control systems, policies, procedures and manuals that apply to the Products that may be assessed by Cosway from time to time. Cosway shall, at all times, maintain and operate the manufacturing facility(ies) at which the Products are manufactured and implement and maintain such quality control procedures, so as to be able to perform its obligations hereunder in compliance with all applicable laws, including without limitation, all good manufacturing practice standards. Cosway shall provide Olaplex any information and/or documents that Olaplex may require to import, commercialize and sell the Products worldwide. Cosway shall, at all times, maintain and be in compliance with all permits and other authorizations which are required by applicable law related to the manufacture of the Products.

24.	Intellectual Property; Indemnification for Same.

(a)

Works for Hire. All works created by Cosway exclusively for Olaplex relating to anything done in connection with this Agreement shall belong exclusively to Olaplex once volume commitments per product formula have been met as described in section 24(f) below. All Product Marks associated with Products produced for Olaplex hereunder will be owned at all times solely by Olaplex.

(b)

Limited License. Olaplex hereby grants to Cosway a revocable, limited, non-transferable, non-exclusive license to certain portions of Olaplex’s Intellectual Property solely to the extent required by Cosway in order to fulfill its obligations under this Agreement. All use of the Olaplex Intellectual Property by Cosway shall inure to the benefit of Olaplex. Any license in Olaplex Intellectual Property granted to Cosway under this Agreement will terminate immediately upon termination of this Agreement.

(c)

Cosway Indemnification for Infringement. Notwithstanding anything in this Agreement to the contrary, Olaplex shall have no liability to Cosway and its customers, and Cosway shall indemnify Olaplex for any claims of infringement, insofar as any such claim is found to arise from the inclusion in Products purchased from Cosway hereunder of designs, materials, formulas or other items provided by Cosway in writing and incorporated into the Products.

(d)	Olaplex Indemnification for Infringement. Notwithstanding anything in this Agreement to the contrary, Cosway shall have no liability to Olaplex and its customers, and Olaplex shall indemnify Cosway for any claims of infringement, insofar as any such claim is found to arise from the inclusion in Products purchased from Cosway hereunder of designs, materials, formulas or other items provided by Olaplex in writing and incorporated into the Products.

(e)

Indemnification for Patent Infringement. Each Party agrees, upon receipt of notification, to promptly assume full responsibility for defense of any suit or proceeding brought against the other Party or any of its agents or customers for alleged patent infringement to the extent such claim relates to or arises from the infringing Party’s formulas or developments or modifications of same.

(f)

Ownership of Intellectual Property. Any and all intellectual property created or provided by Cosway, including but not limited to, copyright, patent, trade dress, trade secrets, inventions and discoveries, whether capable of registration or not, under this Agreement shall be the sole and exclusive property of Cosway. Notwithstanding the foregoing, all rights, title and interest in Product formulations developed by or provided by Olaplex (including all modifications and derivatives thereto whether or not developed by Olaplex or Cosway), including without limitation all intellectual property rights, shall belong to and be the sole and exclusive property of Olaplex. After Olaplex has purchased a minimum of 200,000 pieces per Product formula hereunder, Olaplex shall own all rights, title and interest in and to such Product formulations developed by Cosway on Olaplex’s behalf. For any Products where Olaplex has not purchased the minimum of 200,000 pieces Olaplex shall have the right to purchase all rights, title and interest in and to such Product formulations developed by Cosway on Olaplex’s behalf.

(g)

Use of Formulas and Material by Cosway. Cosway shall not use any formulas or other materials provided by Olaplex for the manufacture of the Products, or make use of any Confidential Information of Olaplex, for any purpose whatsoever other than to manufacture such Products for Olaplex. In addition, all formulas will be stored on a secure server with limited access and emergency backup. Notwithstanding anything herein to the contrary, all formulas that are owned by Olaplex at any time, including those that become the property of Olaplex pursuant to the above provisions of this Section 24, shall be the exclusive property of Olaplex, and Olaplex shall not be restricted from the use thereof.

(h)	Survival. The Parties’ obligations under this Section 24 shall survive the termination of this Agreement.

25.	Other Indemnification.

25.1

By Cosway. In addition to the indemnification obligations set forth above and subject to Section 29, to the fullest extent provided by law, Cosway hereby agrees to indemnify, defend and hold harmless Olaplex, its affiliates, agents, officers and employees (hereinafter “Olaplex Indemnitee”) from and against and pay the full amount of, all judgments, liabilities, costs, losses and expenses (including reasonable attorney’s fees) whensoever asserted or occurring, which any Olaplex

Indemnitee may suffer, incur or pay out, or which may be asserted against any Olaplex Indemnitee in whole or in part, by reason of, or in connection with, the following:

(a)

Any bodily or personal injury, sickness, disease or death of or to any person or persons, and any property damage or destruction, to the extent resulting from the negligence of Cosway, any Approved Subcontractor of Cosway or any employees of Cosway or Approved Subcontractor with respect to the Products;

(b)

Any fines or fees due in connection with or arising out of, or resulting from any other acts or omissions of Cosway, any Approved Subcontractor of Cosway or any employee of Cosway or Approved Subcontractor attributable or relating thereto, except in each case, to the extent caused by the acts or omissions of Olaplex;

(c)	any negligence or intentional misconduct of Cosway or any of its employees or agents in the performance of the Services; and

(d)	the breach or alleged breach of any of the representations and warranties made herein by Cosway.

The sale, resale, processing or incorporation of any Products into other products shall not limit, restrict, or constitute a bar or waiver of Olaplex’s rights in respect of such Products or the Cosway’s liability with respect to the Products under this Section 24 or any other provision of this Agreement. Cosway’s obligations under this Section 24 shall survive the termination of this Agreement.

25.2

By Olaplex. In addition to the indemnification obligations set forth above and subject to Section 29, to the fullest extent provided by law, Olaplex hereby agrees to indemnify, defend and hold harmless Cosway, its affiliates, agents, officers and employees (hereinafter “Cosway Indemnitee”) from and against and pay the full amount of, all judgments, liabilities, costs, losses and expenses (including reasonable attorney’s fees) whensoever asserted or occurring, which any Cosway Indemnitee may suffer, incur or pay out, or which may be asserted against any Cosway Indemnitee in whole or in part, by reason of, or in connection with, the following:

(a)

Any bodily or personal injury, sickness, disease or death of or to any person or persons, and any property damage or destruction, occurring in connection with or arising out of any Products developed by Olaplex resulting solely from Olaplex’s negligence and that does not result from any act or omission of Cosway, any Approved Subcontractor of Cosway or any employees of Cosway or Approved Subcontractor with respect to the Products;

(b)	the breach or alleged breach of any of the representations and warranties made herein by Olaplex.

26.	Recall. If Olaplex or Cosway determines or has reason to suspect that any Products do not conform with the applicable product specifications, may pose a risk to public health or safety, or should otherwise be withdrawn from public sale (“Nonconforming Products”), either party shall have the right to initiate an immediate recall, market withdrawal, stock recovery, Product correction, advisory safety communication, and/or take such other action with respect to the Nonconforming Products. Cosway agrees to cooperate with Olaplex in implementing any Recall Action in a timely and complete manner. Such Recall Action shall be at the sole cost and expense of Cosway if such recall is the result of an error, omission or negligence of Cosway, including but not limited to Cosway making a full refund to Olaplex for the cost of Nonconforming Products still in inventory or in distribution plus appropriate freight and destruction costs and replacement of destroyed packaging, unless the Nonconforming Products giving rise to the Recall Action are found to result solely from the negligent or willful misconduct of Olaplex or Olaplex’s customers and not from any negligent or willful misconduct of Cosway. Any such Recall Action undertaken shall be in accordance with all applicable laws and regulations.

27.

Disaster Recovery and Business Continuity. Within sixty (60) days after the Effective Date, Cosway shall submit to Olaplex for Olaplex’s review and reasonable approval a formalized plan for disaster and recovery and business continuity (the “Plan”) specific to location(s) upon which Cosway relies to provide the Products. Such Plan, at a minimum, shall identify available alternate facilities, infrastructure and logistics and provide for security and protective measures necessary to ensure minimal impact to Olaplex’s supply of Products.

28.

Force Majeure; Business Continuity. If either Party becomes unable to perform any of its obligations under this Agreement or to enjoy the fruits of this Agreement because of any event that is unavoidable and beyond its reasonable control (including, but not limited to, a judicial or governmental decree, regulation, or other direction responding to such an event or occurrence, which is not the fault of the Party who has been so affected), and any other natural disaster or act of God (any such event hereinafter referred to as a “Force Majeure Event”), the Party which has been affected (the “Nonperforming Party”) shall immediately send the other party (the “Unaffected Party”) a notice thereof and shall take all steps required to resume performance as soon as possible. Upon receipt of such notice, the Nonperforming Party may suspend performance of its obligation hereunder to the extent made necessary by the Force Majeure Event. If the Nonperforming Party has been unable to resume full performance within ninety (90) days of the commencement of the Force Majeure Event, the Unaffected Party may terminate this Agreement by giving written notice to the Nonperforming Party.

In order for Olaplex to maintain supply continuity, Cosway agrees to provide Olaplex the complete manufacturing process and know-how for the products produced for Olaplex hereunder, under the following circumstances:

(i)	In the event that a Force Majeure Event is in effect that prevents Cosway from manufacturing the products;

(ii)	any cessation of Cosway’s business or cessation of its production of the products produced for Olaplex hereunder; or

(iii)	an event, condition or occurrence of financial insolvency of Cosway.

29.	Insurance.

29.1

Required Insurance. Cosway shall, during the Term of this Agreement and for three (3) years thereafter, maintain the following insurance coverage (“Required Cosway Insurance”) at its sole cost and expense, issued by a nationally recognized insurance carrier with an A.M. Best Rating of A or better:[1]

Coverage	Limits
Statutory Worker’s Compensation and Employer’s Liability Insurance	$1,000,000

Comprehensive general and product liability including but not limited to personal injury, property damage, products /completed operations, and contractual liability with the elimination of the care, custody and control exclusion.	$2,000,000 combined single limit, for bodily injury (including personal injury) or property damage, each occurrence

Errors and Omissions Insurance covering infringement of patent, copyright and intellectual property rights whether willful or negligent	$1,000,00 for any claim arising out of a single occurrence and at least five million dollars $5,000,000 for all claims in the aggregate

Umbrella Liability in excess of general liability, product liability, employer liability and automobile liability	$10,000,000 bodily injury and property damage, combined single limit, each occurrence, Product Recall

29.2

Additional Insured. Cosway shall include Olaplex as an additional insured under its liability policies, including the provisions of such policies insuring Cosway’s obligations under the indemnity provisions of this Agreement.

29.3

Certificates of Insurance. Cosway shall provide evidence of such insurance in the form of a certificate of insurance [which shall include a provision for thirty (30) days prior notice to Olaplex of change or cancellation of the policy].[2]

29.4	Use of Approved Subcontractors. Cosway shall ensure that any Approved Subcontractor either maintains the same type of insurance as required by Cosway hereunder or is insured under Cosway’s insurance.

[1]	Note to draft: Coverage limits to be discussed based on current and projected volume.
[2]	Note to draft: Cosway confirming with its carrier regarding notice.

29.5

No Limitation by Insurance. Cosway’s indemnities and obligations under this Agreement shall not be limited or defined in any fashion whatsoever by the amount of Required Cosway Insurance, as defined in this Section, or by any limitations or restrictions on the amount or type of damages.

30.

Dispute Resolution. Any dispute between the Parties on the terms of this Agreement or any matter arising under it shall be referred to the appropriate senior executive for each Party. If a dispute is not resolved by the senior executives, either Party may seek resolution of it under binding arbitration before JAMS, with venue in the County of Los Angeles, California, in accordance with the applicable JAMS Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Upon the receipt of a demand to arbitrate a dispute hereunder, each Party within ten (10) days after such date shall submit to the other Party a written list of five (5) persons who would be acceptable to the submitting Party as an arbitrator. Within ten (10) days after the initiation of arbitration, the Parties shall select a single neutral arbitrator from the list to preside over the arbitration proceeding. Either Party may elect to conduct the arbitration as an expedited proceeding. Nothing in this provision shall be construed to limit the right of any Party to seek preliminary injunctive relief in any court of competent jurisdiction, nor shall the filing of an action to obtain such relief constitute a waiver of the right to arbitrate the underlying dispute. In addition to the powers conferred by JAMS, the arbitrator shall have authority to order such other discovery as he or she deems appropriate for a full and fair hearing of the case. A determination on the merits shall be rendered in accordance with the law of the State of California to the same extent as if the dispute were pending before a Superior Court of that State. The prevailing Party in any action or arbitration proceeding arising hereunder shall be entitled to recover from the non-prevailing Party its reasonable costs and expenses, including attorneys’ fees and costs of arbitration and of any associated court proceedings incurred in connection with such action, arbitration or proceeding.

31.	Compliance.

31.1

Cosway and Olaplex shall comply with all statutes and regulations governing or otherwise applicable to the sale and distribution of Products, including but not limited to, federal and state food, drug, and cosmetic laws and federal and state antitrust laws. Each party agrees to defend and indemnify the other party from and against fines or penalties arising from any breach of the obligations in this Section 31.1.

31.2

Cosway represents and warrants that it and its affiliates are not subject to any economic sanctions and will not engage in any business or dealings with embargoed countries, blocked persons, or individuals or entities listed as a sanctions target by applicable legislation; or facilitate transactions with third parties that involve embargoed countries, blocked persons, or individuals or entities listed as a sanctions target by applicable legislation. Cosway represents and warrants that it and its affiliates will comply with all applicable sanctions laws, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) sanctions regulations, the U.S. Export Administration Regulations, the UK Export Control Act of2002, and the E.U. sanctions regulations.

31.3

Cosway certifies that neither it nor any of its owners, affiliates, employees or anyone associated with Cosway is listed in the Annex to Executive Order 13224. (The Annex is available at http://www.state.gOv/j/ct/rls/other/des/122570.htm). Cosway agrees not to hire or have any dealings with a person listed in the Annex. Cosway agrees to comply with and/or assist Olaplex to the fullest extent possible in Olaplex’s efforts to comply with sanctions laws, the Anti-Terrorism Laws, Executive Order, or other US laws implemented by OFAC. For such compliance, Cosway certifies, represents, and warrants that none of its property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that Cosway and its owners are not otherwise in violation of any of the Anti-Terrorism Laws.

31.4

Cosway represents and warrants that it and its affiliates do and shall comply with all applicable legal requirements against corrupt business practices, including the UK Bribery Act and the United States Foreign Corrupt Practices Act, against money laundering, and against facilitating or supporting persons who conspire to commit crimes or acts of terror against any person or government. Cosway represents and warrants that it and its affiliates will not give or offer anything of value, including cash, personal favors, entertainment, meals and travel, political and charitable contributions, business opportunities, or medical care, directly or indirectly, to any government official or any commercial party for the purpose of improperly obtaining or retaining a business advantage. Cosway further represents and warrants that it and its affiliates will not solicit or accept such payments. Cosway agrees that it will notify Olaplex in writing immediately of the occurrence of any event which renders the foregoing representations and warranties of this section incorrect. Additionally, within five business days of request, Cosway shall sign and return to Olaplex a signed FCPA Compliance letter.

31.5	Olaplex shall have the right to terminate this Agreement immediately in the event of a breach of this Section 31.

31.6

Survival. The termination of this Agreement shall not release either Party from any liability, obligation, or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after such expiration or termination.

31.7	Subject Headings. The subject heading of this Agreement are for the convenience of the Parties and shall not be considered in any question or interpretation or construction of this Agreement.

31.8

Waiver. No action or failure to act by a Party shall constitute a waiver of any right or duty afforded to it under the Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing. Any failure or delay by a Party in exercising any of its rights under this Agreement shall not constitute a waiver of such rights, except as specifically provided in this Agreement.

31.9

Amendments. No terms or provisions of this Agreement may be changed, waived, discharged or terminated orally but may only be done in writing signed by the Party against who the enforcement of such charge, waiver, discharge or termination is sought. The Parties agree to negotiate in good faith any provision of, or addition to, this Agreement.

31.10

Continued Performance. Except where clearly prevented by the area in dispute, Cosway agrees to continue to perform its obligations under this Agreement while the dispute is being resolved, unless and until the dispute is resolved or until this Agreement is terminated in accordance with the provisions herein.

31.11

Negotiated Agreement. The Parties acknowledge that each is a sophisticated Party and each has had an opportunity to review and negotiate the terms of this Agreement. The Parties agree that in interpreting this Agreement, there shall be no presumption in favor of or against each Party and each Party expressly waives the right to assert such in any controversy or proceeding, whether at law, in equity or otherwise.

31.12

Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, then both Parties shall be relieved of all obligations arising under such provision only to the extent that such provision is illegal, unenforceable or void. The remainder of such provision and the remainder of this Agreement shall not be affected by such finding and each provision not so affected shall remain in full force and effect. It is the intention of the Parties that the provisions of this Agreement be earned out to the fullest extent permitted by law.

31.13

Entire Agreement. This Agreement in combination with the Purchase Orders issued pursuant hereto constitutes the entire and integrated agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous or contemporaneous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter.

31.14

Relationship between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

31.15

Observance of Laws, Rules, Regulations, Codes and Ordinances. Cosway shall observe and at all times fully comply with any and all applicable laws, rules, regulations, codes and ordinances of any federal, state or local government agency or regulatory body which in any manner affect or apply to the Cosway’s performance hereunder. Cosway shall require all of its agents, representatives, employees and consultants to observe and comply with the said laws, rules, regulations, codes and ordinances.

31.16

Counterparts. This Agreement may be executed in counterparts via electronic signature or pdf, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Olaplex		Cosway Company Inc.

By:	/s/ Tiffany Walden	By:	/s/ Rick Hough

Printed Name: Tiffany Walden	Print Name: Rick Hough
Title: Chief Operating Officer	Title: Chief Executive Officer

Date: 7/13/2020	Date: 6/25/2020

EXHIBIT A

PRICING LIST

[****]

EXHIBIT B

QUALITY REQUIREMENTS

[****]

CERTIFICATE OF ANALYSIS

[****]

PRODUCT SPECIFICATIONS

[****]

CERTIFICATE OF ANALYSIS

[****]

PRODUCT SPECIFICATIONS

[****]

CERTIFICATE OF ANALYSIS

[****]

PRODUCT SPECIFICATIONS

[****]

CERTIFICATE OF ANALYSIS

[****]

PRODUCT SPECIFICATIONS

[****]

CERTIFICATE OF ANALYSIS

[****]

PRODUCT SPECIFICATIONS

[****]

EXHIBIT C

RESTRICTED SUBSTANCES LIST, AS OF JUNE     , 2020

1. Olaplex Restricted List

[****]

2. [****] Excluded Ingredients

[****]

EXHIBIT D

Quality Control SOPs and AQL Inspection Method

[****]

STANDARD OPERATING PROCEDURES

[****]

MILITARY STANDARD

SAMPLING PROCEDURES AND TABLES FOR INSPECTION BY ATTRIBUTES

[****]

105E Sampling – Example

[****]